AMC NETWORKS INC. REPORTS THIRD QUARTER 2020 RESULTS

New York, NY – November 2, 2020 : AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the third quarter ended September 30, 2020.

President and Chief Executive Officer Josh Sapan said: “The company delivered solid results in the 3rd quarter and we continue to maintain a strong financial profile, with a solid balance sheet, very good liquidity and healthy levels of free cash flow. AMC Networks is fast becoming the global leader in SVOD services for targeted audiences, with our Acorn TV, Shudder, Sundance Now and UMC services set to exceed 4 million subscribers by year-end, outperforming our expectations. With the addition of our new AMC+ premium SVOD offering, we expect to have 5.0 to 5.5 million total SVOD subscribers, in aggregate, by the end of the year. Our strong content also continues to resonate with viewers, with AMC home to 4 of the top 6 cable dramas in 2020 among adults 25-54, including our newest series in The Walking Dead Universe, The Walking Dead: World Beyond ranking as the #1 freshman cable drama of the year.”

Financial Highlights:
•Net revenues of $654 million
•Operating income of $139 million; Adjusted Operating Income1 of $185 million
•Diluted EPS of $1.17; Adjusted EPS1 of $1.32
•Cash Provided by Operating Activities of $219 million and Free Cash Flow1 of $203 million for the three months ended September 30, 2020
•10.8 million shares repurchased for $251 million in October 2020 in connection with the Company’s modified Dutch auction tender offer

Operational Highlights:
•The Company continued to make significant progress on its digital initiatives
◦The Company expects 5.0 million to 5.5 million paid subscribers in aggregate by year-end 2020 for its portfolio of streaming services: including AMC+, Acorn TV, Shudder, Sundance Now, UMC and IFC Films Unlimited.
◦The Company now expects in excess of 4.0 million paid subscribers in aggregate for its four SVOD services: Acorn TV, Shudder, Sundance Now and UMC by year-end 2020.
◦The Company significantly expanded the distribution of AMC+, its subscription video on demand bundle, with launches on Amazon Prime and Apple TV platforms
◦Shudder surpasses 1 million subscribers
•The Company announced significant updates on The Walking Dead universe
◦The Walking Dead will conclude with an expanded two-year eleventh season
◦The greenlighting of a new original series focused on the popular Daryl Dixon and Carol Peletier characters, which is scheduled to premiere in 2023
◦The development of a new episodic anthology series called Tales of the Walking Dead

Consolidated Results

Third quarter net revenues decreased 9.0%, or $65 million, to $654 million over the third quarter of 2019. The decrease in net revenues reflected a decrease of 17.3% at National Networks and an increase of 9.0% at International and Other. Operating income was $139 million, a decrease of 17.2%, or $29 million, versus the prior year period. The operating income decrease reflected a decrease of 28.8% at National Networks and an increase of $23 million in operating income at International and Other. Adjusted Operating Income1 was $185 million, a decrease of 15.4%, or

$34 million, versus the prior year period. The decrease in adjusted operating income reflected a decrease of 23.6% at National Networks offset by an increase of $14 million at International and Other versus the prior year period.

For the nine months ended September 30, 2020, net revenues decreased 10.6%, or $240 million, to $2.035 billion, operating income decreased 38.1%, or $222 million, to $361 million, and adjusted operating income decreased 14.9%, or $111 million, to $633 million.

Third quarter net income was $62 million ($1.17 per diluted share), compared with $117 million ($2.07 per diluted share) in the prior year period. EPS primarily reflected the decrease in operating income and an increase in income tax expense partially offset by an increase in miscellaneous, net. Third quarter Adjusted EPS1 was $70 million ($1.32 per diluted share), compared with $132 million ($2.33 per diluted share) in the prior year period. The decrease in adjusted EPS primarily related to the decrease in adjusted operating income and an increase in income tax expense partially offset by an increase in miscellaneous, net.

Net income for the nine months ended September 30, 2020 was $145 million ($2.69 per diluted share), compared with $389 million ($6.80 per diluted share) in the prior year period. Adjusted EPS for the nine months ended September 30, 2020 was $279 million ($5.17 per diluted share), compared with $433 million ($7.57 per diluted share) in the prior year period.

For the nine months ended September 30, 2020, net cash provided by operating activities was $644 million, an increase of $244 million versus the prior year period. The increase was primarily the result of a decrease in working capital and tax payments partially offset by a decrease in adjusted operating income. Free Cash Flow1 for the nine months ended September 30, 2020 was $595 million, an increase of $277 million versus the prior year period. The increase primarily reflects the increase in net cash provided by operating activities as well as a decrease in capital expenditures.

1.See page 5 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow.

Segment Results
(dollars in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Net Revenues:
National Networks	$462,149	$558,992	(17.3)%	$1,524,938	$1,779,850	(14.3)%
International and Other	199,292	182,839	9.0%	530,765	533,454	(0.5)%
Inter-segment eliminations	(7,426)	(23,234)	n/m	(21,022)	(38,187)	n/m
Total Net Revenues	$654,015	$718,597	(9.0)%	$2,034,681	$2,275,117	(10.6)%

Operating Income (Loss):
National Networks	$129,842	$182,479	(28.8)%	$512,598	$648,180	(20.9)%
International and Other	11,198	(11,501)	n/m	(147,226)	(52,532)	n/m
Inter-segment eliminations	(1,563)	(2,540)	n/m	(4,123)	(12,090)	n/m
Total Operating Income (Loss)	$139,477	$168,438	(17.2)%	$361,249	$583,558	(38.1)%

Adjusted Operating Income (Loss):
National Networks	$159,177	$208,410	(23.6)%	$586,699	$721,569	(18.7)%
International and Other	27,877	13,465	107.0%	50,647	35,237	43.7%
Inter-segment eliminations	(1,563)	(2,540)	n/m	(4,123)	(12,786)	n/m
Total Adjusted Operating Income	$185,491	$219,335	(15.4)%	$633,223	$744,020	(14.9)%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s production business.

National Networks revenues for the third quarter 2020 decreased 17.3% to $462 million, operating income decreased 28.8% to $130 million, and adjusted operating income decreased 23.6% to $159 million, all compared to the prior year period.

National Networks revenues for the nine months ended September 30, 2020 decreased 14.3% to $1.525 billion, operating income decreased 20.9% to $513 million, and adjusted operating income decreased 18.7% to $587 million, all compared to the prior year period.

Third quarter revenues reflected an 18.3% decrease in distribution revenues to $298 million. The decrease in distribution revenues was attributable to both a decrease in content licensing and subscription revenues. Advertising revenues decreased 15.5% to $164 million. The decrease in advertising revenues was primarily related to the timing of the airing of original programming as well as the impact of the COVID-19 pandemic, which resulted in lower demand.

Third quarter operating income and adjusted operating income reflected a decrease in revenues partially offset by a decrease in operating expenses. The decrease in operating expenses was primarily attributable to lower programming expenses. Programming expenses included charges of $20 million in the current year period related to the write-off of programming assets, as compared to charges of $1 million in the prior year period. Advertising and marketing expenses also decreased as compared to the prior year period.

International and Other
International and Other principally consists of AMC Networks International, the Company's international programming business; AMC Networks SVOD, the Company’s subscription streaming business; Levity, the Company’s production services and comedy venues business; and IFC Films, the Company’s independent film distribution business.

International and Other revenues for the third quarter of 2020 increased 9.0% to $199 million, operating income increased $23 million to $11 million, and adjusted operating income increased $14 million to $28 million, all compared to the prior year period.

International and Other revenues for the nine months ended September 30, 2020 decreased 0.5% to $531 million, operating loss increased $95 million to a loss of $147 million, and adjusted operating income increased $15 million to $51 million, all compared to the prior year period.

Third quarter revenues primarily reflected an increase at AMC Networks SVOD partially offset by a decrease at Levity.

Third quarter operating loss and adjusted operating income reflected the increase in revenues partially offset by an increase in operating expenses. Operating income also reflected a decrease in restructuring and other related charges as well as depreciation and amortization.

Other Matters

COVID-19

As previously disclosed, the impact of COVID-19 and measures to prevent its spread are affecting the Company’s businesses in a number of ways. Beginning in mid-March, the Company experienced adverse advertising sales impacts; suspended content production, which has led to delays in the creation and availability of some of its television programming; and temporarily closed its comedy venues. Operationally, nearly all Company employees are working remotely, and the Company has restricted business travel. The Company has evaluated and continues to evaluate the potential impact of the COVID-19 pandemic on its consolidated financial statements. The Company cannot reasonably predict the ultimate impact of the COVID-19 pandemic, including the extent of any adverse impact on its business, results of operations and financial condition, which will depend on, among other things, the duration and spread of the pandemic, the impact of governmental regulations that have been, and may continue to be, imposed in response to the pandemic, the effectiveness of actions taken to contain or mitigate the outbreak, the availability, safety and efficacy of a vaccine, and global economic conditions. The Company believes that the COVID-19 pandemic has had a material impact on its operations. However, the Company does not expect the COVID-19 pandemic and its related economic impact to affect its liquidity position or its ongoing ability to meet the covenants in its debt instruments.

Stock Repurchase Program

As previously disclosed, the Company’s Board of Directors authorized a program to repurchase up to $1.5 billion of its outstanding shares of common stock. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. On September 15, 2020, the Company announced that it planned to commence a “modified Dutch auction” tender offer to purchase up to $250 million of common stock. On October 21, 2020, the Company announced the final results of the tender offer and repurchased approximately 10.8 million shares for $251 million. As of October 30, 2020, the Company had $135 million available under its stock repurchase authorization.

Please see the Company’s Form 10-Q for the period ended September 30, 2020 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of businesses), restructuring and other related charges, and including the Company’s proportionate share of adjusted operating income (loss) from majority owned equity method investees. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income (Loss) measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to Adjusted Operating Income (Loss), please see page 8 of this release.

The Company defines Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of net cash provided by operating activities to Free Cash Flow, please see page 9 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets; restructuring and other related charges; and gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of earnings per diluted share to Adjusted EPS, please see pages 10-11 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its third quarter 2020 results. To listen to the call, visit http://www.amcnetworks.com or dial 877-347-9170, using the following passcode: 1572997.

About AMC Networks Inc.

AMC Networks is a global entertainment company known for delivering high-quality content to audiences and a valuable platform to distributors and advertisers. The Company, which operates several of the most recognizable brands in entertainment, manages its business through two operating segments: (i) National Networks, which principally includes AMC, BBC AMERICA, IFC, SundanceTV and WE tv; and AMC Studios, the Company’s production business; and (ii) International and Other, which principally includes AMC Networks International, the Company’s international programming business; AMC Networks SVOD, the Company's subscription streaming services business, which principally includes AMC+, Acorn TV, Shudder, Sundance Now and UMC; Levity, the Company’s production services and comedy venues business; and IFC Films, the Company's independent film distribution business. For more information on AMC Networks, please visit the Company’s website at www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues, net	$654,015	$718,597	$2,034,681	$2,275,117
Operating expenses:
Technical and operating (excluding depreciation and amortization)	333,816	354,992	960,379	1,080,763
Selling, general and administrative	148,769	159,357	488,581	505,233
Depreciation and amortization	27,547	25,619	80,182	75,568
Impairment charges	—	—	130,411	—
Restructuring and other related charges	4,406	10,191	13,879	29,995
	514,538	550,159	1,673,432	1,691,559
Operating income	139,477	168,438	361,249	583,558
Other income (expense):
Interest expense	(33,418)	(39,621)	(105,283)	(118,982)
Interest income	2,994	4,626	11,276	13,571
Loss on extinguishment of debt	—	—	(2,908)	—
Miscellaneous, net	11,138	(1,490)	(10,088)	(16,972)
	(19,286)	(36,485)	(107,003)	(122,383)
Income from operations before income taxes	120,191	131,953	254,246	461,175
Income tax expense	(52,195)	(8,727)	(95,490)	(53,807)
Net income including noncontrolling interests	67,996	123,226	158,756	407,368
Net income attributable to noncontrolling interests	(6,356)	(6,303)	(13,488)	(18,305)
Net income attributable to AMC Networks’ stockholders	$61,640	$116,923	$145,268	$389,063

Net income per share attributable to AMC Networks’ stockholders:
Basic	$1.18	$2.09	$2.72	$6.91
Diluted	$1.17	$2.07	$2.69	$6.80

Weighted average common shares:	52,346	55,847	53,374	56,339
Basic	52,904	56,605	53,917	57,218
Diluted

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2020
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$129,842	$11,198	$(1,563)	$139,477
Share-based compensation expense	9,922	2,472	—	12,394
Depreciation and amortization	13,422	14,125	—	27,547
Impairment charges	—	—	—	—
Restructuring and other related charges	5,991	(1,585)	—	4,406
Majority owned equity investees AOI	—	1,667	—	1,667
Adjusted operating income (loss)	$159,177	$27,877	$(1,563)	$185,491

	Three Months Ended September 30, 2019
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$182,479	$(11,501)	$(2,540)	$168,438
Share-based compensation expense	11,684	2,157	—	13,841
Depreciation and amortization	8,048	17,571	—	25,619
Impairment charges	—	—	—	—
Restructuring and other related charges	6,199	3,992	—	10,191
Majority owned equity investees AOI	—	1,246	—	1,246
Adjusted operating income (loss)	$208,410	$13,465	$(2,540)	$219,335

	Nine Months Ended September 30, 2020
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$512,598	$(147,226)	$(4,123)	$361,249
Share-based compensation expense	34,754	8,387	—	43,141
Depreciation and amortization	30,633	49,549	—	80,182
Impairment charges	—	130,411	—	130,411
Restructuring and other related charges	8,714	5,165	—	13,879
Majority owned equity investees AOI	—	4,361	—	4,361
Adjusted operating income (loss)	$586,699	$50,647	$(4,123)	$633,223

	Nine Months Ended September 30, 2019
	National Networks	International and Other	Inter-segment eliminations	Consolidated
Operating income (loss)	$648,180	$(52,532)	$(12,090)	$583,558
Share-based compensation expense	41,774	8,691	—	50,465
Depreciation and amortization	24,839	50,729	—	75,568
Impairment charges	—	—	—	—
Restructuring and other related charges	6,776	23,915	(696)	29,995
Majority owned equity investees AOI	—	4,434	—	4,434
Adjusted operating income (loss)	$721,569	$35,237	$(12,786)	$744,020

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	September 30, 2020
Cash and cash equivalents	$1,071,860

Credit facility debt (a)	$693,750
Senior notes (a)	2,200,000
Other debt	1,000
Total debt	$2,894,750

Net debt	$1,822,890

Finance leases	32,025
Net debt and finance leases	$1,854,915

Twelve Months Ended September 30, 2020
Operating Income (GAAP)	$402,968
Share-based compensation expense	56,809
Depreciation and amortization	105,712
Impairment charges	237,014
Restructuring and other related charges	24,798
Majority owned equity investees	5,892
Adjusted Operating Income (Non-GAAP)	$833,193

Leverage ratio (b)	2.2 x

(a)Represents the aggregate principal amount of the debt.
(b)Represents net debt and finance leases divided by Adjusted Operating Income for the twelve months ended September 30, 2020. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned.

Free Cash Flow	Nine Months Ended September 30,
	2020	2019
Net cash provided by operating activities	$644,087	$400,397
Less: capital expenditures	(34,990)	(69,096)
Less: distributions to noncontrolling interests	(13,955)	(13,545)
Free cash flow	$595,142	$317,756

Adjusted Earnings Per Diluted Share
	Three Months Ended September 30, 2020
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$120,191	$(52,195)	$(6,356)	$61,640	$1.17
Adjustments:
Amortization of acquisition-related intangible assets	9,548	(1,464)	(3,027)	5,057	0.09
Impairment charges	—	—	—	—	—
Restructuring and other related charges	4,406	(1,051)	—	3,355	0.06
Loss on extinguishment of debt	—	—	—	—	—
Adjusted Results (Non-GAAP)	$134,145	$(54,710)	$(9,383)	$70,052	$1.32

	Three Months Ended September 30, 2019
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$131,953	$(8,727)	$(6,303)	$116,923	$2.07
Adjustments:
Amortization of acquisition-related intangible assets	11,943	(1,877)	(3,027)	7,039	0.12
Impairment charges	—	—	—	—	—
Restructuring and other related charges	10,191	(2,318)	(18)	7,855	0.14
Loss on extinguishment of debt	—	—	—	—	—
Adjusted Results (Non-GAAP)	$154,087	$(12,922)	$(9,348)	$131,817	$2.33

	Nine Months Ended September 30, 2020
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$254,246	$(95,490)	$(13,488)	$145,268	$2.69
Adjustments:
Amortization of acquisition-related intangible assets	32,642	(5,413)	(9,081)	18,148	0.34
Impairment charges	130,411	(27,984)	—	102,427	1.90
Restructuring and other related charges	13,879	(3,349)	13	10,543	0.20
Loss on extinguishment of debt	2,908	(733)	—	2,175	0.04
Adjusted Results (Non-GAAP)	$434,086	$(132,969)	$(22,556)	$278,561	$5.17

	Nine Months Ended September 30, 2019
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$461,175	$(53,807)	$(18,305)	$389,063	$6.80
Adjustments:
Amortization of acquisition-related intangible assets	34,235	(5,721)	(7,561)	20,953	0.37
Impairment charges	—	—	—	—	—
Restructuring and other related charges	29,995	(6,619)	(114)	23,262	0.41
Loss on extinguishment of debt	—	—	—	—	—
Adjusted Results (Non-GAAP)	$525,405	$(66,147)	$(25,980)	$433,278	$7.57